Synergy Resources LLC

Synergy Resources empowers financial institutions with AI-driven compliance, global credit scoring, and risk intelligence. Our platform aims to lower operational costs, strengthens regulatory readiness, and unlocks growth in new markets.


SYNERGY RESOURCES OFFERING
AI-Powered FinTech • Compliance Automation • Global Credit Scoring • Risk Intelligence
Gaurav Chug, Founder & CEO
Justin Lizama, Business Consultant
SYNERGYRESOURCESGRP.COM

Invest

$99 minimum investment

DEADLINE: February 20, 2026

in 3 months

UNIT PRICE
$0.11

TOTAL RAISED ON NETCAPITAL
$0

TOTAL RAISED THIS ROUND
$0

VALUATION THIS ROUND
$9,900,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

What motivated us is a simple reality: banks spend billions on compliance and risk management, yet millions of people are still denied fair credit access, especially across borders. Having worked in finance for over **25+ years**, I saw firsthand how complex, costly, and fragmented compliance processes have become — and how that shuts out opportunities for both banks and borrowers.

That's why we built Synergy: an **AI-powered compliance and credit platform** that reduces complexity and costs for institutions, while opening doors for people who have been excluded. Our **Global Credit Passport** gives individuals and businesses a fair chance to be recognized wherever they go, while our compliance tools help banks stay regulator-ready.

Our greater purpose is financial inclusion. By transforming compliance into an enabler rather than a barrier, we aim to unlock growth, trust, and opportunity on a global scale.

And our vision is simple: to become the world's most trusted FinTech partner — delivering **responsible AI for finance** that not only strengthens institutions but also makes finance fairer and more inclusive for everyone.


SYNERGY RESOURCES
LET'S CREATE TOGETHER

SUCCESS TO DATE

- **MVP Architecture Completed** – We have **designed and validated** the core system for the **Global Credit Passport**, enabling cross-border credit scoring and AI-driven risk intelligence. Currently at MVP stage
- **Strategic Relationships Secured** – In talks with **leading credit bureaus**, **open-banking API providers, and two KYC/AML vendors**, ensuring real-world data integration and compliance automation. (Partnerships are in discussion).
- **Early Traction with Banks & Lenders** – Began **pilot discussions and proof-of-concept planning** with multiple financial institutions. (Pilots in progress, validating product-market fit).
- **Thought Leadership Established** – Gained industry visibility through **LinkedIn engagement, expert content, and participation in FinTech and compliance forums.** (It is ongoing, building brand trust.)

PROBLEM

At the same time, millions of people and businesses around the world are shut out of fair credit opportunities because their histories are locked in local silos. An immigrant with a strong repayment record in one country can arrive in another and instantly become "credit invisible." Small businesses operating globally face the same barrier. This isn't just inefficient — it's unfair.

To make matters worse, traditional risk systems rely on outdated rules and lagging data. Fraud, defaults, and breaches are often detected too late, leaving institutions exposed and consumers unprotected.

The result? **A financial system that is too expensive to run, too slow to adapt, and too exclusive to serve the people and businesses that need it most.**

This is the challenge we believe Synergy Resources was built to solve.



SOLUTION

Synergy Resources is building an **AI-powered compliance and credit platform** that helps financial institutions cut costs, stay regulator-ready, and expand fair access to credit across borders.

Our platform has three core pillars, designed to simplify complexity and unlock growth for financial institutions:

- **Compliance Automation** – A single system that automates regulatory updates, KYC/AML checks, and rule mapping across jurisdictions. This reduces manual workloads and ensures banks are always regulator-ready.
- **Global Credit Passport™** – A portable, normalized credit scoring profile that integrates bureau data, open banking feeds, and alternative data. It empowers immigrants, expats, and global businesses to access credit fairly, no matter where they go.
- **Real-Time Risk Intelligence** – Predictive monitoring tools that detect anomalies, fraud, and compliance breaches before they escalate, helping institutions stay ahead of threats.

Costs Down → Trust Up → Access Expanded

BUSINESS MODEL

Who We Are

Synergy Resources is a **B2B Software-as-a-Service (SaaS) company**. Our primary customers are planned to be:

- **Banks & Credit Unions**
- **Lenders & FinTechs**
- **Capital Markets Firms**
- (Later) select **B2B2C partnerships** with digital banks and credit marketplaces.

Current Revenue Streams (Live Today)

- **Enterprise Integration & Customization**
  One-time setup and consulting fees from early institutional partners as we implement pilots and integrations.

Planned & Scaling Revenue Streams

- **Subscription Licensing (SaaS)**
  Tiered pricing based on institution size, transaction volume, and modules used (KYC/AML Automation, Regulatory Reporting, Global Credit Passport™).
- **API Usage Fees**
  Usage-based pricing for integrations such as credit checks, ID verification, and cross-border scoring.
- **Marketplace Data Services (Future)**
  Opportunity to monetize anonymized insights (with regulatory approval) in collaboration with credit bureaus, open-banking aggregators, and alternative data providers.

Why We Believe This Model Could Work

- **Recurring Revenue** – Subscription + API usage may ensure cash flow.
- **High Scalability** – Once built, modules replicate at minimal incremental cost.
- **Deep Customer Stickiness** – Compliance and credit integrations are mission-critical, leading to long-term retention and high switching costs.

MARKET

SEGMENT	MARKET SIZE	FORECAST	SOURCE
Compliance Automation	USD 36.22B (2025)	CAGR 12.7% through 2030	Mordor Intelligence
Enterprise GRC (eGRC)	USD 62.92B (2024)	Steady growth expected	Grand View Research
Compliance Mgmt. Software	USD 33.1B (2024) → 75.8B (2031)	CAGR ~12%	Verified Market Research
Credit Scoring Market	USD 46.22B (2034 projection)	Strong CAGR	Market Research Future
Credit Risk Assessment	USD 8.36B (2024) → 31.46B (2034)	CAGR ~14%	Precedence Research
Credit Reporting / Check Services	USD 20.02B (2024) → 158.12B (2031)	CAGR ~34%	Verified Market Research
Banking Credit Analytics	USD 18.9B (2023) → 30.22B (2033)	CAGR ~5%	Spherical Insights

COMBINED TOTAL ADDRESSABLE MARKET (TAM)

≈ $200 B+ by 2028

GROWTH RATE CALL-OUTS (18–22% CAGR)

To emphasize urgency and scale.

Why This Market Is Hot Now

- **Regulatory Pressure:** AML, GDPR, Basel IV tightening across jurisdictions.
- **Global Migration:** > 280 M migrants require portable credit history.
- **AI Adoption:** Banks shifting budget to AI/automation to cut costs and win new markets.

PRESS

> Read more through our press links here.

TEAM



Gaurav S. Chug

CEO

Gaurav S. Chug brings **25+ years of experience in the global financial industry**, spanning banking, capital markets, and FinTech innovation. He has held leadership roles where he partnered with top institutions to modernize operations, strengthen compliance, and manage risk. Over the course of his career, he has worked with leading credit bureaus, open-banking providers, and regulatory bodies, giving him a unique perspective on how fragmented systems limit efficiency and inclusion.

Driven by both professional insight and personal conviction, Gaurav founded **Synergy Resources** to build AI-powered solutions that **simplify complexity, reduce compliance costs, and expand fair access to credit worldwide**. His leadership combines **deep financial expertise, cutting-edge AI strategy, and a mission to align business with higher purpose**. He envisions Synergy Resources becoming a trusted **global FinTech brand valued at $100B**, delivering not only financial returns but also lasting social impact.

INVESTOR INVITATION

At Synergy Resources, we believe compliance and credit aren't just back-office functions — they are gateways to trust, fairness, and opportunity in finance. Our mission is to **simplify complexity with AI while expanding access to credit across borders.**

> **Join a movement for inclusion** → Millions of people remain "credit invisible," unable to access loans or build financial security. Together, we can change that.

> **Redefine trust in finance** → By automating compliance and risk with transparency and explainability, we help rebuild confidence between banks, regulators, and customers.

> **Be part of responsible AI adoption** → We're not just using AI to cut costs; we're shaping a model of ethical AI in finance that aligns with global values of fairness and integrity.

We want our investors to feel that they are not only fueling a high-growth FinTech venture, but also championing a future where finance is open, fair, and human-centered.

Together, we can build a company that delivers both **returns and real-world impact** — a trusted name worldwide, with the potential to transform how people experience finance.



USE OF PROCEEDS

If the offering's maximum amount of $1,100,000 is raised:

Use	Value	% of Proceeds
Compliance and Integrations	$275,000	25.0%
Product and Engineering	$550,000	50.0%
Sales and Growth Initiates	$110,000	10.0%
Operations and Legal	$111,100	10.1%
Intermediary fees	$53,900	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common, under registration exemption 4(a)(6), in Synergy Resources LLC. This offering must reach its target of at least $10,000 by its offering deadline of February 20, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

100,000,000 units
× $0.11 per unit

$11,000,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

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